Exhibit 10.22

SUPPLEMENTAL RETIREMENT INCOME PLAN

FIRST AMENDMENT

Section 3.3 of the Supplemental Retirement Income Plan as amended and restated effective December 31, 2008, (the “Plan”) is hereby amended as set forth below effective November 30, 2009.

3.3                                 Amount of Post-409A Benefits.  The amount of any benefits which otherwise would have been provided for a Participant under the Retirement Plan after December 31, 2004, but which may not be paid from such plan because of the limitations and restrictions imposed by the Code, shall be calculated as provided in this subsection 3.3 and paid under this Plan as provided in Section 4 below.  Such benefits shall be equal to the excess of:  (a) the amount of retirement benefit earned after December 31, 2004 which otherwise would have been provided for the Participant (or in the event of his death, his Beneficiary) by the Retirement Plan, determined without regard to the limitations of the Code and by taking into account any compensation deferred after December 31, 2004 under The Allstate Corporation Deferred Compensation Plan and The Allstate Corporation Deferred Compensation Plan for Employee Agents which is not included as Annual Compensation (as defined in the Retirement Plan) under the Retirement Plan; over (b) the actual amount of retirement benefit determined for the Participant or his Beneficiary under the Retirement Plan after December 31, 2004.

The amount of any Post-409A Benefits paid to a Participant shall be determined on the Plan Payment Date for Post-409A Benefits using the lump sum death benefit calculation methodology described in Section E.6.(A)(1) of the Retirement Plan for final average pay benefits or Section 3.8(A) of the Retirement Plan for cash balance benefits, as applicable, and the lump sum methodology and actuarial methods in effect under the Retirement Plan.

The amount of any Post-409A Benefits paid to a Beneficiary shall be determined on the death benefit payment date for Post-409A Benefits using the lump sum death benefit provisions contained in Section E.6. of the Retirement Plan for final average pay benefits or Section 3.8(A) of the Retirement Plan for cash balance benefits, as applicable, and the lump sum methodology and actuarial methods in effect under the Retirement Plan.

Notwithstanding the foregoing, the lump sum interest rate and mortality table applicable to participants who separate from service or die on or after age 55 after November 30, 2009 with a Plan Payment Date for Post-409A Benefits in the first six months of a calendar year shall be the applicable lump sum interest rate and mortality table under the Retirement Plan during the year prior to the Plan Payment Date for Post-409A Benefits.  The lump sum interest rate and mortality table applicable to participants who separate from service or die on or after age 55 after November 30, 2009 with a Plan Payment Date for Post-409A Benefits in the last six months of a calendar year shall be the applicable lump sum interest rate and mortality table under the Retirement Plan during the year in which the Plan Payment Date for Post-409A Benefits occurs.